As filed with the Securities and Exchange Commission on October 19, 2023

Registration No. 333-261641

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OTONOMO TECHNOLOGIES LTD.
(Exact name of Registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization) 16 Abba Eban Blvd. Herzliya Pituach, Israel (Address of Principal Executive Offices)	Not applicable (I.R.S. Employer Identification Number) 467256 (Zip Code)

Otonomo Technologies Ltd. 2016 Share Award Plan
Otonomo Technologies Ltd. 2021 Share Incentive Plan
(Full Title of the Plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Lynch John M. Greer Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400	Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: (+44) (20) 7710-1000	Amir Raz Perry Wildes Gross & Co. One Azrieli Center Tel Aviv 6701101, Israel Tel: +972 (3) 607-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed by Otonomo Technologies Ltd., a company organized under the laws of the State of Israel (“Otonomo”), with the Securities and Exchange Commission:

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Registration Statement No. 333-261641, filed on December 14, 2021, registering (a) 9,157,712 ordinary shares of Otonomo, no par value per share (“Ordinary Shares”), issuable upon exercise of options outstanding pursuant to the Otonomo Technologies Ltd. 2016 Share Award Plan and (b) 30,000,000 Ordinary Shares reserved for issuance pursuant to the Otonomo Technologies Ltd. 2021 Share Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of February 9, 2023, by and among Otonomo, U.O Odyssey Merger Sub Ltd., a company organized under the laws of the State of Israel (“Merger Sub”), and Urgent.ly Inc., a Delaware corporation (“Urgently”), on October 19, 2023, Merger Sub merged with and into Otonomo, with Otonomo continuing as the surviving company and a wholly owned subsidiary of Urgently (the “Merger”), and each outstanding Ordinary Share was converted into the right to receive 0.51756 shares of common stock, par value $0.001 per share, of Urgently.

In connection with the Merger, Otonomo is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Otonomo pursuant to Item 512(a)(3) of Regulation S-K to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, Otonomo hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on October 19, 2023.

OTONOMO TECHNOLOGIES LTD. By: /s/ Ben Volkow Name: Ben Volkow Title: Chief Executive Officer

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Otonomo Technologies Ltd. has signed this Post-Effective Amendment No. 1 to the Registration Statement on October 19, 2023.

By: /s/ Colleen De Vries Name: Colleen De Vries Title: SVP on behalf of Cogency Global Inc.

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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